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EXHIBIT 3.2


                                AMENDMENT TO THE
                        ALTERNATIVE LIVING SERVICES, INC.
              AMENDED AND RESTATED 1995 INCENTIVE COMPENSATION PLAN

         Pursuant to Paragraph 20 of the Alternative Living Services, Inc. Amended and Restated 1995 Incentive Compensation Plan, as amended (as so amended, the "Plan"), Alternative Living Services, Inc., (the "Corporation"), does hereby amend the Plan as follows:

         1. Section 2 of the Plan is hereby amended by deleting Section 2 of the Plan in its entirety and substituting the following in lieu thereof:

                           "SECTION  2.  Shares of Stock  Subject  to the Plan.
                   Stock which may be issued pursuant to Stock Options, SARs and Restricted Stock granted from time to time under this Plan shall not exceed in the aggregate 2,500,000 shares of ALS common stock (including fractional shares thereof), $.01 par value (the "Common Stock"), subject to further adjustment as provided in Sections 16 and 17 hereof. It is contemplated that the shares to be issued upon the exercise of Stock Options or SARs or as Restricted Stock granted under this Plan will be approved for listing by each securities exchange on which shares of Common Stock are then listed.

                           In the event that the number of shares  underlying
                   any Stock Option or SAR granted under the Plan is reduced for any reason, or any Stock Option or SAR under the Plan can no longer be exercised in part or in whole (other than due to the exercise of a related SAR or a related Stock Option, as the case may be), or shares awarded as Restricted Stock are forfeited, the number of shares no longer subject to such Stock Option or SAR or so forfeited are thereupon deemed released and are thereafter available for subsequent awards under the Plan (unless the Plan shall have been terminated).

         Except as specifically amended hereby, all other terms and provisions of the Plan shall remain in full force and effect. If not otherwise defined herein, all capitalized terms contained in this Amendment shall have the meanings ascribed to them in the Plan.



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         IN WITNESS  WHEREOF,  in accordance with Section 20 of the Plan, the
Plan is hereby amended,  effective as of this 14th day of May, 1998.

                                            ALTERNATIVE LIVING SERVICES, INC.



                              BY:
                                  ----------------------------------------------
                                       William F. Lasky, Chief Executive Officer